UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2014

ORIGINOIL, INC.
(Name of registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization) 5645 West Adams Boulevard Los Angeles, California (Address of principal executive offices)	333-147980 (Commission File Number)	26-0287664 (I.R.S. Employer Identification Number) 90016 (Zip Code)

Registrant’s telephone number, including area code: (323) 939-6645

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Consultant Issuances

On March 24, 2014, OriginOil, Inc. (the “Company”) issued an aggregate of 500,000 shares of its common stock in lieu of cash consideration.

The securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Conversion of Note

On March 13, 2014, a holder of a convertible promissory note converted an aggregate principal and interest amount of $36,889 into an aggregate of 468,432 shares of the Company’s common stock.

The securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act since, among other things, the transactions did not involve a public offering.

Make Good Issuance

In connection with a certain one-time make good agreement, on March 19, 2014, the Company issued an aggregate of 7,393 shares of its common stock to a holder of its common stock.

The securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act since, among other things, the transactions did not involve a public offering.

Warrant Exercises

Between March 24, 2014 and March 25, 2014, holders of warrants to purchase shares of the Company’s common stock exercisable at $0.15 per share delivered notices of election to exercise the warrants on a cash basis resulting in the issuance of 3,000,000 shares of the Company’s common stock for an aggregate purchase price of $450,000.

The securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORIGINOIL, INC.

March 31, 2014	By:	/s/ T. Riggs Eckelberry
	Name:	T. Riggs Eckelberry
	Title:	Chief Executive Officer

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